As filed with the Securities and Exchange Commission on April 29, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WALGREENS BOOTS ALLIANCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	47-1758322
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

108 Wilmot Road

Deerfield, Illinois 60015

(Address and Zip Code of Principal Executive Offices)

Walgreens Boots Alliance, Inc. Amended and Restated 2021 Omnibus Incentive Plan

Walgreens Boots Alliance, Inc. Employee Stock Purchase Plan, as amended and restated

(Full title of the plans)

Lanesha Minnix

Executive Vice President,

Global Chief Legal Officer and Corporate Secretary

Walgreens Boots Alliance, Inc.

108 Wilmot Road

Deerfield, Illinois 60015

Telephone: (847) 315-3700

(Name, Address, and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). This Registration Statement on Form S-8 is filed by Walgreens Boots Alliance, Inc. (the “Registrant”) regarding the Walgreens Boots Alliance, Inc. Amended and Restated 2021 Omnibus Incentive Plan and the Walgreens Boots Alliance, Inc. Employee Stock Purchase Plan, as amended and restated (collectively, the “Plans”). Documents containing the information required by Part I of the Registration Statement will be sent or given to participants in the Plans as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Registrant are hereby incorporated in this Registration Statement by reference (other than information in such filings deemed, under Commission rules or otherwise, not to have been filed with the Commission):

1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended August 31, 2024, filed with the Commission on October 15, 2024 (the “2024 Annual Report”);

2.	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2024, filed with the Commission on January 10, 2025;

3.	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended February 28, 2025, filed with the Commission on April 8, 2025;

4.

The Registrant’s Current Reports on Form 8-K, filed with the Commission on October  15, 2024, January  30, 2025, February  5, 2025, February  11, 2025, February  25, 2025 and March  10, 2025, April  18, 2025 and April 25, 2025; and

5.

The description of the Registrant’s common stock contained in Amendment No. 2 to the Registrant’s Registration Statement on Form S-4 filed with the Commission on November 18, 2014, and any amendments or reports filed for the purposes of updating such description, including Exhibit 4.21 to the 2024 Annual Report.

In addition, all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement (other than information in such filings deemed, under Commission rules or otherwise, not to have been filed with the Commission), prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of Title 8 of the General Corporation Law of the State of Delaware (the “DGCL”), empowers a corporation, within certain limitations, to indemnify any person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement and reasonably incurred by such person in connection with any suit or proceeding to which such person is a party by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, as long as such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation. With respect to any criminal proceedings, such person must have had no reasonable cause to believe that his or her conduct was unlawful.

In the case of a proceeding by or in the right of the corporation to procure a judgment in its favor (e.g., a stockholder derivative suit), a corporation may indemnify an officer, director, employee or agent if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that no person adjudged to be liable to the corporation may be indemnified unless, and only to the extent that, the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court deems proper. A director, officer, employee or agent who is successful, on the merits or otherwise, in defense of any proceeding subject to the DGCL’s indemnification provisions must be indemnified by the corporation for reasonable expenses incurred therein, including attorneys’ fees.

As permitted by the DGCL, the Registrant’s Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of the Registrant’s directors for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as it exists or may be amended.

As a result of this provision, the Registrant’s ability or that of the Registrant’s stockholders to successfully prosecute an action against a director for breach of his or her duty of care is limited. However, this provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director’s breach of his or her duty of care. The Commission has taken the position that this provision will have no effect on claims arising under the federal securities laws.

In addition, the Registrant’s Amended and Restated Bylaws provide that any person who is or was a party or is otherwise threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she or a person of whom he or she is the legal representative is or was (whether or not such person continues to serve in such capacity at the time any indemnification or advancement of expenses is sought or at the time any proceeding relating thereto exists or is brought), a director or officer, trustee, fiduciary, employee or agent of the corporation or is or was at any such time serving at the request of the corporation as a director, officer, employee, trustee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the corporation (a “covered person”) shall be indemnified and held harmless by the corporation (and any successor of the corporation by merger or otherwise) to the fullest extent authorized by the DGCL, as the same exists or may be amended or modified from time to time, against all expense, liability and loss (including attorneys’ fees), judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement actually and reasonably incurred or suffered by such person in connection with such proceeding if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided however, that, to the extent a director or officer has been successful on the merits or otherwise in defense of any proceeding or in defense of any claim, issue or matter therein, such director or officer shall be indemnified against expenses actually reasonably incurred by such director or officer in connection therewith. In addition, the Registrant’s Amended and Restated Bylaws provide that, to the fullest extent authorized by the DGCL as the same exists or may be amended or modified from time to time, each covered person shall have the right, without the need for any action by the Registrant’s board of directors, to be paid by the corporation (and any successor of the corporation by merger or otherwise) the expenses incurred in defense of any proceeding in advance of its final disposition, such advances to be paid by the corporation within twenty (20) days after the receipt by the corporation of a statement or statements from the claimant requesting such advance or advances from time to time; provided, that if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such director or officer is not entitled to be indemnified for such expenses.

The Registrant also provides insurance from commercial carriers against certain liabilities that may be incurred by the Registrant’s directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

3.1	Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on February 5, 2025).

3.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on July 12, 2024).

4.1	Walgreens Boots Alliance, Inc. Amended and Restated 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on February 5, 2025).

4.2	Walgreens Boots Alliance, Inc. Employee Stock Purchase Plan, as amended and restated (incorporated by reference to Appendix C to the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on December 13, 2024).

5.1*	Opinion of Sidley Austin LLP with respect to validity of issuance of securities.

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of Sidley Austin LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature pages to the Registration Statement and incorporated herein by reference).

107*	Filing Fee Table.

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Deerfield, State of Illinois, on the 29th day of April, 2025.

WALGREENS BOOTS ALLIANCE, INC.

By:	/s/ Manmohan Mahajan
Name:	Manmohan Mahajan
Title:	Executive Vice President and Global Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Walgreens Boots Alliance, Inc., hereby severally constitute and appoint Timothy C. Wentworth, Manmohan Mahajan and Lanesha Minnix, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Walgreens Boots Alliance, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Timothy C. Wentworth Timothy C. Wentworth	Chief Executive Officer and Director (Principal Executive Officer)	April 29, 2025

/s/ Manmohan Mahajan Manmohan Mahajan	Executive Vice President and Global Chief Financial Officer (Principal Financial Officer)	April 29, 2025

/s/ Todd D. Heckman Todd D. Heckman	Senior Vice President, Global Controller and Chief Accounting Officer (Principal Accounting Officer)	April 29, 2025

/s/ Stefano Pessina Stefano Pessina	Executive Chairman of the Board	April 29, 2025

/s/ Janice M. Babiak Janice M. Babiak	Director	April 29, 2025

/s/ Inderpal S. Bhandari Inderpal S. Bhandari	Director	April 29, 2025

/s/ Ginger L. Graham Ginger L. Graham	Director	April 29, 2025

/s/ Bryan C. Hanson Bryan C. Hanson	Director	April 29, 2025

/s/ Robert L. Huffines Robert L. Huffines	Director	April 29, 2025

/s/ Valerie B. Jarrett Valerie B. Jarrett	Director	April 29, 2025

/s/ John A. Lederer John A. Lederer	Director	April 29, 2025

/s/ Thomas E. Polen Thomas E. Polen	Director	April 29, 2025

/s/ Nancy M. Schlichting Nancy M. Schlichting	Director	April 29, 2025

/s/ William H. Shrank William H. Shrank	Director	April 29, 2025